Exhibit 4.2

NINTH SUPPLEMENTAL INDENTURE

NINTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 22, 2006, among Pine Mountain Corporation, a Delaware corporation, American Firelog Corporation, an Alabama corporation, American Firelog Corporation of California, a California corporation, American Firelog Corporation of Ohio, an Ohio corporation, American Texas Firelog Corporation, a Texas corporation and Carolina Firelog Corporation, a North Carolina corporation (collectively, the “Guaranteeing Subsidiaries”), which are direct or indirect subsidiaries of Jarden Corporation (formerly known as Alltrista Corporation), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below) party hereto and The Bank of New York, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, dated as of April 24, 2002, among the Company, the Guarantors named therein and the Trustee, as supplemented by the First Supplemental Indenture, dated as of May 7, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of May 28, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Third Supplemental Indenture, dated as of August 28, 2003, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Fourth Supplemental Indenture, dated as of April 16, 2004, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Fifth Indenture Supplement, dated as of July 23, 2004, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Sixth Indenture Supplement, dated as of February 24, 2005, among the Company, the Guarantors named therein and the Trustee, as further supplemented by the Seventh Supplemental Indenture, dated August 4, 2005, among the Company, the Guarantors named therein and the Trustee and as further supplemented by the Eighth Supplemental Indenture, dated August 16, 2006, among the Company, the Guarantors named therein and the Trustee (collectively, as further amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 9 3/4% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall agree to unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth in a subsidiary guarantee to be executed by the Guaranteeing Subsidiaries on the date hereof (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the

Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide an unconditional guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the Indenture (including without limitation Article 11 thereof).

3. EXECUTION AND DELIVERY. The Guaranteeing Subsidiaries agree that the Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, member, stockholder or agent of the Guaranteeing Subsidiaries, as such, shall have any liability for any obligations of the Company, the Guarantors or any Guaranteeing Subsidiaries under the Notes, any Subsidiary Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes, by accepting a Note or a Subsidiary Guarantee, waives and releases all such liability. The foregoing waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Guaranteeing Subsidiaries and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Executive Vice President of Finance

THE TRUSTEE:

THE BANK OF NEW YORK, as Trustee

By:	/s/ Julie Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President

THE GUARANTEEING SUBSIDIARIES:

PINE MOUNTAIN CORPORATION AMERICAN FIRELOG CORPORATION AMERICAN FIRELOG CORPORATION OF CALIFORNIA AMERICAN FIRELOG CORPORATION OF OHIO AMERICAN TEXAS FIRELOG CORPORATION CAROLINA FIRELOG CORPORATION

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President

THE GUARANTORS :

ALLTRISTA NEWCO CORPORATION

ALLTRISTA PLASTICS CORPORATION

AMERICAN HOUSEHOLD, INC.

AUSTRALIAN COLEMAN, INC.

BEACON EXPORTS, INC.

BICYCLE HOLDING, INC.

BRK BRANDS, INC.

CC OUTLET, INC.

COLEMAN ARGENTINA, INC.

COLEMAN COUNTRY, LTD.

COLEMAN INTERNATIONAL HOLDINGS, LLC

COLEMAN LATIN AMERICA, LLC

COLEMAN VENTURE CAPITAL, INC.

COLEMAN WORLDWIDE CORPORATION

FIRST ALERT, INC

FIRST ALERT HOLDINGS, INC. (formerly known     as First Alert/Powermate, Inc.)

HEARTHMARK, LLC

HOLMES MOTOR CORPORATION

JARDEN ACQUISITION I, INC.

JARDEN DIRECT, INC. (formerly known as Tilia     Direct, Inc.)

JARDEN ZINC PRODUCTS, INC. (formerly known     as Alltrista Zinc Products, L.P.)

KANSAS ACQUISITION CORP.

LASER ACQUISITION CORP.

L.A. SERVICES, INC.

LEHIGH CONSUMER PRODUCTS     CORPORATION

LOEW-CORNELL, INC.

NIPPON COLEMAN, INC.

O.W.D., INCORPORATED

PACKS & TRAVEL CORPORATION

QUOIN, LLC

RIVAL CONSUMER SALES CORPORATION

SI II, INC.

SUNBEAM AMERICAS HOLDINGS, LLC (formerly known as Sunbeam Americas Holdings Limited)

SUNBEAM LATIN AMERICA, LLC

SUNBEAM PRODUCTS, INC.

THE COLEMAN COMPANY, INC.

THE UNITED STATES PLAYING CARD     COMPANY

THL-FA IP CORP.

TUPPER LAKE PLASTICS, INCORPORATED

USPC HOLDING, INC.

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President

X PROPERTIES, LLC

By: Quoin, LLC, as its Sole Member

By:	/s/ Desiree DeStefano
Name:	Desiree DeStefano
Title:	Vice President